Exhibit 10.58

Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

Agreement No.: PS20-075

PARTS SUPPLY AND LICENSE AGREEMENT

POLESTAR AFTERMARKET PARTS AND ACCESSORIES (CHINA)

This Parts Supply and License Agreement Polestar Aftermarket Parts and Accessories (CHINA) (the “Parts Supply & License Agreement”) is between

A.	Polestar Automotive China Distribution Co., Ltd, registration number 91510112MA6D0SKT88, a corporation organized and existing under the laws of the People’s Republic of China (“Principal”).

B.	Volvo Car Distribution (Shanghai) Co., Ltd, registration number 91310000717883402X, a corporation organized and existing under the laws of the People’s Republic of China (“Distributor”)

Each of Principal and Distributor is hereinafter referred to as a “Party” and jointly as the “Parties”.

BACKGROUND

A.

Principal is part of the Polestar group which develops, manufactures and distributes Polestar branded vehicles and associated products throughout the world. Principal holds a license to the intellectual property rights for the Chinese market related to the Polestar Products, including, but not limited to, brand, distribution right, technology, know-how, standards/guidelines, etc.

B.

Distributor is a subsidiary of Volvo Car Corporation which develops, manufactures and distributes Volvo branded vehicles, after-market parts and accessories throughout the world. Volvo Car Corporation has developed a well-established global Distribution Network to support its operations in different markets. Distributor is engaged in the distribution of Volvo branded vehicles, after-market parts and accessories for the Chinese market and operates a distribution network for distribution of after-market parts and accessories which can be utilized also for the distribution of Polestar Aftermarket Parts and Polestar Accessories (as defined below).

C.	Principal recognizes the economic and commercial value of gaining access to the Distribution Network and is willing to compensate Distributor for mentioned access through the Distribution Profit.

D.

Distributor recognizes the economic and commercial value of the Polestar IP (as defined below) and desires to use the Polestar IP for the purpose of using its existing distribution network for the business of distributing Polestar Aftermarket Parts and Polestar Accessories as described in this agreement.

E.

Principal is willing to grant to Distributor the right to distribute Polestar Aftermarket Parts and Polestar Accessories and to use the Polestar IP for this purpose upon the terms and conditions set forth in this Agreement.

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F.	In light of the foregoing, the Parties have agreed to execute this Parts Supply & License Agreement.

1.	DEFINITIONS

1.1

For the purpose of this Parts Supply & License Agreement, the following terms shall have the meanings assigned to them below. All capitalized terms in singular in the list of definitions shall have the same meaning in plural and vice versa. Any capitalized terms used, but not specifically defined below in this Section 1, shall have the meaning ascribed to them in the Parts Supply & License Agreement.

1.2	Appendix means an appendix to this Parts Supply & License Agreement.

1.3

Affiliate means any other legal entity that, directly or indirectly, is controlled by Volvo Car Corporation or Polestar Automotive Holding Limited and control means the possession, directly or indirectly, by agreement or otherwise, of (i) at least 50% of the voting stock, partnership interest or other ownership interest, or (ii) the power (a) to appoint or remove a majority of the board of directors or other governing body of an entity, or (b) to cause the direction of the management of an entity.

1.4

Confidential Information means any and all non-public information regarding the Parties and their respective businesses, whether commercial or technical, in whatever form or media, including but not limited to the existence, content and subject matter of this Parts Supply & License Agreement, information relating to Intellectual Property Rights, concepts, technologies, processes, commercial figures, techniques, algorithms, formulas, methodologies, know-how, strategic plans and budgets, investments, customers and sales, designs, graphics, CAD models, CAE data, statement of works (including engineering statement of works and any high level specification), targets, test plans/reports, technical performance data and engineering sign-off documents and other information of a sensitive nature, that a Party learns from or about the other Party prior to or after the execution of this Parts Supply & License Agreement.

1.5	Disclosing Party means the Party disclosing Confidential Information to the Receiving Party.

1.6	Distribution/Distribute means transport and logistic, storing, import, distribution, sale, and therewith associated administration.

1.7

Distribution Network means a system of interconnected functions developed centrally by Volvo Car Corporation, including but not limited to logistics, transport, warehousing, IT system capabilities, through which products are delivered to end customers by utilizing a network of dealers.

1.8

Distribution Profit means the arm’s length compensation that the Parties have agreed that the Distributor should earn for the activities performed under this Parts Supply & License Agreement calculated according to what is set forth in Appendix 1.

1.9	Effective Date means the date this Parts Supply & License Agreement is signed by the last Party to sign it.

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1.10

Have Made is the right of Distributor, as applicable, to have another person (or their subcontractor of any tier) make for Distributor and does not include the right to grant sublicenses to another person to make for such person’s own use or use other than for Distributor.

1.11	HV-batteries means high-voltage batteries used as propulsion energy source in plug-in hybrid (PHEV) and battery electric (BEV) vehicles.

1.12

Industry Standard means the exercise of such professionalism, skill, diligence, prudence and foresight that would normally be expected at any given time from a skilled and experienced actor engaged in a similar type of undertaking as under this Parts Supply & License Agreement.

1.13

Intellectual Property Rights or IP means Patents, Non-patented IP and rights in Confidential Information to the extent protected under applicable laws anywhere in the world. For the avoidance of doubt, Trademarks are not comprised by this definition.

1.14	License Fee means the fee payable by Distributor to Principal as further described in Section 5 below and Appendix 1.

1.15

Non patented IP means copyrights (including rights in computer software), database rights, semiconductor topography rights, rights in designs, and other intellectual property rights (other than Trademarks and Patents) and all rights or forms of protection having equivalent or similar effect anywhere in the world, in each case whether registered or unregistered, and registered includes registrations, applications for registration and renewals whether made before, on or after execution of this Parts Supply & License Agreement.

1.16	Parts Profit means the actual profit earned by the Distributor on the Distribution of Polestar Parts and Accessories calculated according to what is set forth in Appendix 1.

1.17

Patents means utility models, industrial designs and all patents (including, without limitation, patents of importation, patents of confirmation, patents of improvement, design patents, certificates of addition and utility patents, as well as divisions, reissues, continuations, continuations-in-part, reexamination certificates, provisional applications,renewals and extensions of any of the foregoing, and applications therefor).

1.18

Polestar Accessories means parts based on Polestar IP with the purpose of adding functionality to, and be assembled to, new or used Polestar branded vehicles at a dealer workshop or by the consumer itself. Polestar Accessories are not assembled in the car manufacturing process.

1.19

Polestar Aftermarket Parts means consumable or replacement parts, including HV-batteries, based on Polestar IP used for service, maintenance or repair of Polestar branded vehicles and that are not a Polestar Accessory. Polestar Aftermarket Parts sold for recall purposes are included in this Parts Supply & License Agreement unless the Parties agree otherwise for each recall occurrence in writing.

1.20	Polestar IP means the Intellectual Property Rights either;

(a)	owned by Principal;

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(b)	created, developed or invented by directors, managers, employees or consultants of Principal; or

(c)	to which Principal has licensed rights instead of ownership and the right to use the licensed rights for Polestar branded vehicles;

prior to the execution of this Parts Supply & License Agreement, and any Intellectual Property Rights developed or otherwise acquired by Principal independently of this Parts Supply & License Agreement.

1.21	Receiving Party means the Party receiving Confidential Information from the Disclosing Party.

1.22	Third Party means a party other than any of the Parties and/or an Affiliate of one of the Parties to this Parts Supply & License Agreement.

1.23

Trademarks means trademarks (including part numbers that are trademarks), service marks, logos, trade names, business names, assumed names, trade dress and get-up, and domain names, in each case whether registered or unregistered, including all applications, registrations, renewals and the like, in each case to the extent they constitute rights that are enforceable against Third Parties.

1.24	Territory means People’s Republic of China.

1.25	Use means to make, Have Made and Distribute.

1.26	Volvo Car Corporation is the parent company of the Distributor, organized under the existing laws of Sweden having its legal address at Dept. 50090 HB3S, SE-405 31 Gothenburg, Sweden.

2.	APPOINTMENT AND LICENSE GRANT

2.1

Principal hereby appoints Distributor as distributor of Polestar Aftermarket Parts and Polestar Accessories in the Territory and Distributor accepts such appointment in accordance with the terms and conditions of this Parts Supply & License Agreement and as further specified in Section 4 below.

2.2

Under the terms and conditions of this Parts Supply & License Agreement and as further specified in Section 3 below, Principal hereby grants to Distributor a non-exclusive, irrevocable, non-assignable {however assignable to Distributor’s Affiliates) license right within in the Territory to, during the Term set forth in Section 11, Use the Polestar IP for the sole purpose of distributing Polestar Aftermarket Parts and Polestar Accessories as set-forth in Section 2.1 above.

2.3	Documentation related to the Polestar IP is available in Distributor’s engineering release systems.

2.4

The license granted to Distributor under Section 2.2 above shall be fully sublicensable to Distributor’s Affiliates, but shall not be sublicensable to any Third Party without prior written approval from Principal.

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3.	INTELLECTUAL PROPERT RIGHTS

3.1	Ownership .

3.1.1

Each Party remains the sole and exclusive owner of (i) any Intellectual Property Rights owned, developed or otherwise acquired prior to the execution of this Parts Supply & License Agreement, (ii) any Intellectual Property Rights developed or otherwise acquired independently of this Parts Supply & License Agreement but during the Term of this Parts Supply & License Agreement, and (iii) any Intellectual Property Rights which are modifications, amendments or derivatives made by such Party on any Intellectual Property Rights already owned by such Party.

3.1.2

To the extent not already covered by Section 3.1.1 above, any new Intellectual Property Rights developed or otherwise acquired by a Party under this Parts Supply & License Agreement during the term of this Parts Supply & License Agreement, such Party shall be the sole and exclusive owner of such new Intellectual Property Rights.

3.1.3	Nothing in this Parts Supply & License Agreement shall be deemed to constitute an assignment of, or license to use, any Trademarks of the other Party.

3.1.4	Nothing in this Parts Supply & License Agreement shall be deemed an assignment of ownership of the Polestar IP or it’s modifications.

3.2	Suspected infringement.

3.2.1	Each Party shall promptly (upon becoming aware) notify the other Party in writing of:

a)

any conduct of a Third Party that a Party reasonably believes to be, or reasonably believes to be likely to be, an infringement, misappropriation or other violation of any Intellectual Property Rights licensed to Distributor hereunder by a Third Party; or

b)

any allegations made to a Party by a Third Party that any Intellectual Property Rights licensed hereunder are invalid, subject to cancellation, unenforceable, or is a misappropriation of any Intellectual Property Rights of a Third Party (“Claim”).

3.2.2

In the event that Distributor has provided Principal a notification pursuant to Section 3.2.1a) above, and Principal decides not to take any action against the Third Party, Principal may approve in writing that Distributor shall be entitled to itself take action against the Third Party at its own cost. If Principal approves, it shall provide reasonable assistance to Distributor, as requested by Distributor at Distributor’s expense. If Principal does not approve to Distributor taking such action, the issue should be escalated to the Strategic Board for decision.

3.2.3

The Parties shall in good faith review the feasibility to mitigate the consequences of any Claim. Distributor shall have no obligation to continue any obligation or undertaking as described under Section 4 as long and only in so far as they are related to a Claim.

3.3	Polestar brand name.

3.3.1

Distributor shall be granted the right to use the Polestar brand and marks for the sole purpose of Distributing the Polestar Aftermarket Parts and Polestar Accessories in accordance with Polestar’s brand identity guidelines.

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3.3.2

Apart from what is expressly specified in Section 3.3.1, this Parts Supply & License Agreement does not include any right to use the “Polestar” brand name or Trademarks, or refer to “Polestar’’ in communications or official documents of whatever kind.

3.3.3

This means that this Parts Supply & License Agreement does not include any rights to directly or indirectly use the “Polestar’’ brand name or “Polestar” Trademarks, on or for any products other than the Polestar Aftermarket Parts and Polestar Accessories, or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence.

3.4	Volvo brand name.

3.4.1

Correspondingly, it is especially noted that this Parts Supply & License Agreement does not include any right to use the “Volvo” brand name, or Trademarks, or refer to “Volvo” in communications or official documents of whatever kind. The Parties acknowledge that the “Volvo” Trademarks as well as the “Volvo” name is owned by Volvo Trademark Holding AB and that the right to use the name and the “Volvo” Trademarks is subject to a license agreement, which stipulates that the name, Trademarks and all thereto related Intellectual Property can only be used by Volvo Car Corporation and its Affiliates in relation to Volvo products.

3.4.2

This means that this Parts Supply & License Agreement does not include any rights to directly or indirectly use the “Volvo” brand name or “Volvo” Trademarks, on or for any products or when marketing, promoting and/or selling such products, or in any other contacts with Third Parties, e.g. in presentations, business cards and correspondence

4.	OBLIGATIONS AND UNDERTAKINGS BY THE PARTIES

4.1	Obligations and Undertakings of the Distributor.

4.1.1

The Distributor shall organize and operate an efficient supply chain and distribution process in the Territory for the purpose of efficiently operate the Distribution of Polestar Aftermarket Parts and Polestar Accessories including, but not limited to the activities listed below:

a.	Sourcing & ordering

b.	Supplier management including supplier quality assurance

c.	Forecast and planning of parts, e.g. stocking and destocking

d.	Campaign inventory planning

e.	Distribution and deployment

f.	Refill execution

g.	Warehouse operations including warehouse design, development and support

h.	Transport operations, logistic network and logistics management

i.	Remanufacturing (repair or refurbishment) of selected parts

j.	Export control and customs

Agreement No.: PS20-075

k.	Claims, buy-backs and returns

I.	VOR (Vehicle Off-Road) service and handling of emergency orders

m.	Order office customer and dealer support related to the Distribution activities.

4.1.2

For the sake of clarity, the cost for recycling or any other activities related to severely damaged HV-batteries are not included in the ordinary cost elements building up the License Fee, but should be handled as set forth in Appendix 1 Section 3.4.

4.1.3

In performing the Distribution activities under this Parts Supply & License Agreement, the Distributor shall use professional and skilled personnel, reasonably experienced for the work to be performed. Distributor shall work according to the same standard of care and professionalism that is done in Distributor’s internal distribution of Volvo branded parts and accessories. Such standard of care and professionalism shall however at all times correspond to Industry Standard.

4.1.4

Distributor shall without unreasonable delay after becoming aware of it, inform Principal about any kind of circumstance that could delay the supply of any Polestar Aftermarket Parts or Polestar Accessories, and the Parties shall in good faith review the feasibility to mitigate the consequences of the delay or disturbance.

4.1.5

The Distributor agrees to sell the Polestar Aftermarket Parts and Polestar Accessories to its customers with the same parts warranty as for its own Volvo branded parts. Principal will compensate Distributor for the warranty cost incurred through the Distribution Profit as further described in Section 5 and Appendix 1.

4.2	Obligations and Undertakings of the Principal.

4.2.1

Principal shall provide Distributor with such material and information as is necessary, for Distributor’s use of the Polestar IP in accordance with this Parts Supply & License Agreement and for Distributor to be able to perform the Distribution activities as set-forth in section 4.1.1 above.

4.2.2

Specifically, Principal shall without unreasonable delay after becoming aware of it, inform Distributor about any kind of circumstance that could affect the demand of any Polestar Aftermarket Parts or Polestar Accessories, so that Principal can revise its Distribution plans. Such information could be relating to, but not limited to; volume increasing activities such as re-calls and sales campaigns; or volume decreasing actions such as removal or replacement of parts which makes the old part redundant.

4.2.3

In the event Principal becomes aware of and informs Distributor of a possible volume increasing event or circumstance according to Section 4.2.2 above, the Parties shall, without due delay, in good faith review the feasibility to meet the demand and agree a stock management plan. If the agreed plan has an impact on Distributor’s cost, such additional cost shall be considered when determining the License Fee.

4.2.4

In the event either Party becomes aware of and informs the other Party of a possible volume decreasing event or circumstance, the Parties shall in good faith review the demand and agree a stock management plan, with the purpose to efficiently adjust the stock of such parts, while minimizing the risk of stock shortage. If the agreed plan has an impact on Distributor’s cost, such additional cost shall be considered when determining the License

Agreement No.: PS20-075

Fee. In case the execution of this plan results in any stock of obsolete material that are unique for Principal, Principal can choose to either request such stock to be scrapped or to purchase it from Distributor. In both cases, Principal shall compensate Distributor at a price which corresponds to Distributor’s Total Cost (as defined in Appendix 1).

4.2.5

Principal is aware that, under certain conditions, it is normal procedure to make a life-time purchase of parts. Such conditions could be, but is not limited to, low volume expectations in combination with high set-up costs for aftermarket production. If Distributor identifies any such parts that are unique for Principal, the Parties shall in good faith evaluate and agree the size of such life-time purchase. Any obsolete material on stock at end of the support period of such material, shall be either scrapped or purchased by Principal, and Principal shall compensate Distributor at a price which corresponds to Distributor’s Total Cost (as defined in Appendix 1).

4.3	Mutual Obligations and Undertakings of the Distributor and the Principal.

4.3.1

Neither Party shall have any authority to act on behalf of the other Party in any matter whatsoever, nor bind the other Party in any other way without the other Party’s prior written consent. Neither Party will be liable or responsible for any acts or defaults of the other Party or the other Party’s employees or agents. Nothing contained in this Agreement shall be construed to:

a.	give either Party the power to direct and control the day-to-day activities of the other;

b.	constitute the Parties as partners, joint venture partners, co-owners or otherwise as participants in a joint or common undertaking;

c.	entitle Distributor to create or assume obligations on behalf of Principal except as provided herein; or

d.	constitute Distributor to be an agent of Principal.

4.3.2

Neither Party is authorized to accept service of legal process, under any circumstances, on behalf of the other Party. If any legal proceedings are served directly on a Party, that Party shall immediately inform the other Party of such proceedings.

5.	LICENSE FEE AND PAYMENT TERMS

5.1

The total License Fee payable by the Distributor under this Parts Supply & License Agreement will be established on an arm’s length basis and should be set in order for the Distributor to earn an arm’s length compensation (the “Distribution Profit”) for the Distribution activities performed by the Distributor according to this Parts Supply & License Agreement. The Parties acknowledge that part of the distribution profit is attributable to the access to the Distribution Network established by Volvo Car Corporation and to compensate Distributor for the cost of capital engendered by the stock value of Polestar Aftermarket Parts and Polestar Accessories. The Distribution Profit is further defined in Appendix 1 of this Parts Supply & License Agreement.

5.2	The Parties agree that the basis for calculating the License Fee shall be transparent and auditable to Principal and be done based on the template attached as Appendix 2.

5.3	The License Fee shall be paid in CNY.

Agreement No.: PS20-075

5.4

The Distributor will calculate the License Fee monthly within 15 calendar days of the end of each month. If the Parts Profit for a month exceeds the Distribution Profit, the Principal will issue an invoice for the License Fee payable by the Distributor for the relevant month. If the Parts Profit for a month is less than the Distribution Profit, the Distributor will issue an invoice to the Principal for the shortfall. Invoices should be issued monthly within 30 calendar days after the end of the month.

5.5

Upon signing of this Parts Supply & License Agreement, the Distributor shall calculate the License Fee for the full calendar year of 2020. Principal or Distributor will invoice the other Party for the License Fee payable according to what is set-forth in Section 5.6.

5.6	The License Fee shall be paid within 30 calendar days after the invoice date.

5.7	All amounts referred to in this Parts Supply & License Agreement are exclusive of VAT.

5.8

Payment made later than the due date will automatically be subject to interest for late payments for each day it is not paid and the interest shall be based on the one month applicable interbank rate, depending on invoice and currency, with an addition of two per cent (2.0%) per annum.

5.9	The License Fee is non-refundable.

6.	AUDIT

6.1

During the Term of the Parts Supply & License Agreement, either Party shall have the right to, upon reasonable notice in writing to the other Party, inspect the other Party’s books and records related to the Distribution of Polestar Aftermarket Parts and Polestar Accessories and the use of Polestar IP, in order to conduct quality controls and otherwise verify the statements rendered under this Parts Supply & License Agreement.

6.2

Audits shall be made during regular business hours and be conducted by the Party requesting the audit or by an independent auditor appointed by that Party. Should that Party during any inspection find that the other Party do not fulfil the obligations and undertakings set forth herein, the Party requesting the audit is entitled to comment on the identified deviations. The auditee shall, upon notice from the auditing Party, take reasonable efforts to take the actions required in order to fulfil the requirements. In the event the Parties cannot agree upon measures to be taken in respect of the audit, each Party shall be entitled to escalate such issue to the Steering Committee.

7.	WARRANTY AND INDEMNIFICATION

7.1	Each Party warrants and represents to the other Party that:

a)	it is duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation or formation, as applicable;

b)	it has full corporate power and authority to execute and deliver this Parts Supply & License Agreement and to perform its obligations hereunder;

c)

the execution, delivery and performance of this Parts Supply & License Agreement have been duly authorized and approved, with such authorization and approval in full force and effect, and do not and will not (i) violate any laws or regulations applicable to it or (ii) violate its organization documents or any agreement to which it is a party; and

Agreement No.: PS20-075

d)	this Parts Supply & License Agreement is a legal and binding obligation of it, enforceable against it in accordance with its terms.

7.2

The Parties acknowledge that the Polestar IP is licensed to Distributor on an “as is” basis, without any warranties or representations of any kind (except for the warranties in this Section 7), whether implied or express, and in particular any warranties of suitability, merchantability, description, design and fitness for a particular purpose, completeness, systems integration and accuracy are expressly excluded to the maximum extent permissible bylaw.

7.3

Principal shall indemnify and hold Distributor and each of its Affiliates harmless from and against any and all damages, costs, losses and expenses, direct or indirect, related to any Intellectual Property Rights infringement arising out of or in connection to Distributor’s use of any Polestar IP under this Parts Supply & License Agreement.

8.	LIMITATION OF LIABILITY

8.1	Neither Party shall be responsible for any indirect, incidental or consequential damage or any losses of production or profit caused by it under this Parts Supply & License Agreement.

8.2

Distributor’s aggregate liability for any direct damage arising out of or in connection with this Parts Supply & License Agreement shall be limited to 30% of the Distribution Profit earned during 12 months prior to the date when the damage occurred.

8.3

Principal’s aggregate liability for any direct damage arising out of or in connection with this Parts Supply & License Agreement shall be limited to 30% of the License Fee payed by Distributor to Principal during 12 months prior to the date when the damage occurred.

8.4	The limitations of liability set forth in this Section 8 shall not apply in respect of damage;

a)	claims related to death or bodily injury;

b)	caused by willful misconduct or gross negligence;

c)	caused by a Party’s breach of the confidentiality undertakings in Section 10 below; or

d)	arising out of an infringement, or alleged infringement, of the other Party’s or any Third Party’s Intellectual Property.

9.	GOVERNANCE

9.1

The Parties shall act in good faith in all matters and shall at all times co-operate in respect of changes to this Parts Supply & License Agreement as well as issues and/or disputes arising under this Parts Supply & License Agreement.

9.2

The governance and co-operation between the Parties in respect of this Parts Supply & License Agreement shall primarily be administered on an operational level. In the event the Parties on an operational level cannot agree upon the aspects relating to the co-operation between the Parties, each Party shall be entitled to escalate such issue to the relevant governance forums described below.

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9.3

The first level of governance forum for handling the co-operation between the Parties in various matters, under this Parts Supply & License Agreement shall be the “Steering Committee”, which regarding cooperation between Principal and Distributor is the so-called Volvo Polestar Business Steering Committee. The Steering Committee shall be the first level of governance forum established by the Parties for handling the cooperation between them in respect of various matters.

9.4

The higher level of governance forum, to which an issue shall be escalated if the Steering Committee fails to agree upon a solution shall be the “Strategic Board”, which regarding cooperation between Principal and Distributor is the so called Volvo Polestar Executive Meeting. This shall be the highest level of governance forum established by the Parties for handling the cooperation between them in respect of various matters.

10.	CONFIDENTIAL INFORMATION

10.1	The Parties shall take any and all necessary measures to comply with the security and confidentiality procedures of the other Party.

10.2

All Confidential Information shall only be used for the purposes comprised by the fulfilment of this Parts Supply & License Agreement. Each Party will keep in confidence any Confidential Information obtained in relation to this Parts Supply & License Agreement and will not divulge the same to any Third Party, unless the exceptions specifically set forth below in this Section 10.2 below apply, in order to obtain patent protection or when approved by the other Party in writing, and with the exception of their own officers, employees, consultants or sub-contractors with a need to know as to enable such personnel to perform their duties hereunder. This provision will not apply to Confidential Information which the Receiving Party can demonstrate:

a)	was in the public domain other than by breach of this undertaking, or by another confidentiality undertaking;

b)	was already in the possession of the Receiving Party before its receipt from the Disclosing Party;

c)	is obtained from a Third Party who is free to divulge the same;

d)	is required to be disclosed by mandatory law, court order, lawful government action or applicable stock exchange regulations;

e)	is reasonably necessary for either Party to utilize its rights and use of its Intellectual Property Rights; or

f)	is developed or created by one Party independently of the other, without any part thereof having been developed or created with assistance or information received from the other Party.

10.3

The Receiving Party shall protect the disclosed Confidential Information by using the same degree of care, but no less than a reasonable degree of care, as the Receiving Party uses to protect its own Confidential Information of similar nature, to prevent the dissemination to Third Parties or publication of the Confidential Information. Further, each Party shall ensure that its employees and consultants are bound by a similar duty of confidentiality and that any subcontractors taking part in the fulfilment of that Party’s obligations hereunder, enters into a confidentiality undertaking containing in essence similar provisions as those set forth in this Section 10.

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10.4

Any tangible materials that disclose or embody Confidential Information should be marked by the Disclosing Party as “Confidential,” “Proprietary” or the substantial equivalent thereof. Confidential Information that is disclosed orally or visually shall be identified by the Disclosing Party as confidential at the time of disclosure, with subsequent confirmation in writing within 30 days after disclosure. However, the lack of marking or subsequent confirmation that the disclosed information shall be regarded as “Confidential”, “Proprietary” or the substantial equivalent thereof does not disqualify the disclosed information from being classified as Confidential Information.

10.5

If any Party violates any of its obligations described in this Section 10, the violating Party shall, upon notification from the other Party, (i) immediately cease to proceed such harmful violation and take all actions needed to rectify said behavior and (ii) financially compensate for the harm suffered as determined by an arbitral tribunal pursuant to Section 14.2 below. All legal remedies (compensatory but not punitive in nature) according to law shall apply.

10.6

For the avoidance of doubt, this Section 10 does not permit disclosure of source code to software, and/or any substantial parts of design documents to software, included in the Polestar IP, to any Third Party, notwithstanding what it set forth above in this Section 10. Any such disclosure to any Third Party is permitted only if approved in writing by Principal.

10.7	This confidentiality provision shall survive the expiration or termination of this Parts Supply & License Agreement without limitation in time.

11.	TERM AND TERMINATION

11.1	This Parts Supply & License Agreement is effective as of 1 January 2020 and shall remain in force up until terminated by either Party in accordance with this Section 11.

11.2	Either Party shall be entitled to terminate this Parts Supply & License Agreement with immediate effect in the event:

a)

the other Party commits a material breach of the terms of this Parts Supply & License Agreement, which has not been remedied within 30 days from written notice from the other Party to remedy such breach (if capable of being remedied); or

b)

if the other Party should become insolvent or enter into negotiations on composition with its creditors or a petition in bankruptcy should be filed by it or it should make an assignment for the benefit of its creditors.

11.3

For avoidance of doubt, Distributor not paying the License Fee, without legitimate reasons for withholding payment, shall be considered in material breach for the purpose of this Parts Supply & License Agreement.

11.4

Either Party shall in addition be entitled to terminate this Parts Supply & License Agreement for convenience upon eighteen (18) months written notice to the other Party unless otherwise agreed between the Parties.

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11.5	Stock management in the event of termination.

11.5.1

In the event that either Party terminates this Parts Supply & License Agreement in accordance with Section 11.4, the Parties shall in good faith establish and agree a stock management plan for all of Principal’s unique parts, with the purpose to minimize the remaining stock of such parts at the effective termination date, while minimizing the risk of stock shortage.

11.5.2

Any remaining stock of Principal’s unique parts identified during the planning described in Section 11.5.1, shall, after the effectuated termination, be purchased by Principal from Distributor at a price which corresponds to Distributor’s Total Cost (as defined in Appendix 1).

11.5.3

For the avoidance of doubt, in the event that the stock management plan agreed between the Parties in accordance with Section 11.5.1 above results in material stock shortage of any of Principal’s unique parts, Distributor cannot be held responsible for any damage caused to Principal as a result of such shortage.

12.	MISCELLANEOUS

12.1

Force majeure. Neither Party shall be liable for any failure or delay in performing its obligations under the Parts Supply & License Agreement to the extent that such failure or delay is caused by a Force Majeure Event. A “Force Majeure Event” means any event beyond a Party’s reasonable control, which by its nature could not have been foreseen, or, if it could have been foreseen, was unavoidable, including strikes, lock-outs or other industrial disputes (whether involving its own workforce or a Third Party’s), failure of energy sources or transport network, restrictions concerning motive force, acts of God, war, terrorism, insurgencies and riots, civil commotion, mobilization or extensive call ups, interference by civil or military authorities, national or international calamity, currency restrictions, requisitions, confiscation, armed conflict, malicious damage, breakdown of plant or machinery, nuclear, chemical or biological contamination, sonic boom, explosions, collapse of building structures, fires, floods, storms, stroke of lightning, earthquakes, loss at sea, epidemics or similar events, natural disasters or extreme adverse weather conditions, or default or delays of suppliers or subcontractors if such default or delay has been caused by a Force Majeure Event.

12.2

A non-performing Party, which claims there is a Force Majeure Event, and cannot perform its obligations under the Parts Supply & License Agreement as a consequence thereof, shall use all commercially reasonable efforts to continue to perform or to mitigate the impact of its non-performance notwithstanding the Force Majeure Event and shall continue the performance of its obligations as soon as the Force Majeure Event ceases to exist.

12.3

Notices. All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of, this Parts Supply & License Agreement must be in legible writing in the English language delivered by personal delivery, email transmission or prepaid overnight courier using an internationally recognized courier service and shall be effective upon receipt, which shall be deemed to have occurred:

a)	in case of personal delivery, at the time and on the date of personal delivery;

b)	if sent by email transmission, at the time and date indicated on a response confirming such successful email transmission;

Agreement No.: PS20-075

c)	if delivered by courier, at the time and on the date of delivery as confirmed in the records of such courier service; or

d)	at such time and date as delivery by personal delivery or courier is refused by the addressee upon presentation;

in each case provided that if such receipt occurred on a non-business day, then notice shall be deemed to have been received on the next following business day; and provided further that where any notice, demand, request or other communication is provided by any party by email, such party shall also provide a copy of such notice, demand, request or other communication by using one of the other methods. All such notices, demands, requests and other communications shall be addressed to the address, and with the attention, as set forth in Section 16 below, or to such other address, number or email address as a Party may designate.

12.4

Assignment. Neither Party may, wholly or partly, assign, pledge or otherwise dispose of its rights and/or obligations under this Parts Supply & License Agreement without the other Party’s prior written consent.

12.5

Waiver. Neither Party shall be deprived of any right under this Parts Supply & License Agreement because of its failure to exercise any right under this Parts Supply & License Agreement or failure to notify the infringing party of a breach in connection with the Parts Supply & License Agreement. Notwithstanding the foregoing, rules on complaints and limitation periods shall apply.

12.6

Severability. In the event any provision of this Parts Supply & License Agreement is wholly or partly invalid, the validity of the Parts Supply & License Agreement as a whole shall not be affected and the remaining provisions of the Parts Supply & License Agreement shall remain valid. To the extent that such invalidity materially affects a Party’s benefit from, or performance under, the Parts Supply & License Agreement, it shall be reasonably amended.

12.7

Entire agreement. All arrangements, commitments and undertakings in connection with the subject matter of this Parts Supply & License Agreement (whether written or oral) made before the date of this Parts Supply & License Agreement are superseded by this Parts Supply & License Agreement and its Appendices.

12.8	Amendments. Any amendment or addition to this Parts Supply & License Agreement must be made in writing and signed by the Parties to be valid.

12.9

Survival. If this Parts Supply & License Agreement is terminated or expires pursuant to Section 11 above, Section 10 (Confidential Information), Section 13 (Governing Law), Section 14 (Dispute Resolution) as well as this Section 12.9, shall survive any termination or expiration and remain in force as between the Parties after such termination or expiration.

13.	GOVERNING LAW

13.1

This Parts Supply & License Agreement and all non-contractual obligations in connection with this Parts Supply & License Agreement shall be governed by the substantive laws the People’s Republic of China without giving regard to its conflict of laws principles.

Agreement No.: PS20-075

14.	DISPUTE RESOLUTION

14.1	Escalation principles.

14.1.1

In case the Parties cannot agree on a joint solution for handling disagreements or disputes, a deadlock situation shall be deemed to have occurred and each Party shall notify the other Party hereof by the means of a deadlock notice and simultaneously send a copy of the notice to the Steering Committee. Upon the receipt of such a deadlock notice, the receiving Party shall within ten days of receipt, prepare and circulate to the other Party a statement setting out its position on the matter in dispute and reasons for adopting such position, and simultaneously send a copy of its statement to the Steering Committee. Each such statement shall be considered by the next regular meeting held by the Steering Committee or in a forum meeting specifically called upon by either Party for the settlement of the issue.

14.1.2

The members of the Steering Committee shall use reasonable endeavors to resolve a deadlock situation in good faith. As part thereof, the Steering Committee may request the Parties to in good faith develop and agree on a plan to resolve or address the breach, to be presented for the Steering Committee without undue delay. If the Steering Committee agrees upon a resolution or disposition of the matter, the Parties shall agree in writing on terms of such resolution or disposition and the Parties shall procure that such resolution or disposition is fully and promptly carried into effect.

14.1.3

If the Steering Committee cannot settle the deadlock within 30 days from the deadlock notice pursuant to the section above, despite using reasonable endeavors to do so, such deadlock will be referred to the Strategic Board for decision. If no Steering Committee has been established between the Parties, the relevant issue shall be referred directly to the Strategic Board. Should the matter not have been resolved by the Strategic Board within 30 days counting from when the matter was referred to them, despite using reasonable endeavors to do so, the matter shall be resolved in accordance with Section 14.2 below.

14.1.4

All notices and communications exchanged in the course of a deadlock resolution proceeding shall be considered Confidential Information of each Party and be subject to the confidentiality undertaking in Section 10 above.

14.1.5

Notwithstanding the above, the Parties agree that either Party may disregard the time frames set forth in this Section 14.1 and apply shorter time frames and/or escalate an issue directly to the Strategic Board in the event the escalated issue is of an urgent character and where the applicable time frames set out above are not appropriate.

14.2	Arbitration.

14.2.1

Any dispute, controversy or claim arising out of or in connection with this Parts Supply & License Agreement, or the breach, termination or invalidity thereof, shall be submitted to China International Economic and Trade Arbitration Committee (“CIETAC”) for arbitration, which shall be held in Shanghai and conducted in accordance with the CIETAC’s arbitration rules in effect at the time of applying for arbitration, whereas the language to be used in the arbitral proceedings shall be English and Chinese.

14.2.2

Irrespective of any discussions or disputes between the Parties, each Party shall always continue to fulfil its undertakings under this Parts Supply & License Agreement unless an arbitral tribunal or court (as the case may be) decides otherwise.

Agreement No.: PS20-075

14.2.3

In any arbitration proceeding, any legal proceeding to enforce any arbitration award, or any other legal proceedings between the Parties relating to this Parts Supply & License Agreement, each Party expressly waives the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state. Such waiver includes a waiver of any defense of sovereign immunity in respect of enforcement of arbitral awards and/or sovereign immunity from execution over any of its assets.

14.2.4	All arbitral proceedings as well as any and all information, documentation and materials in any form disclosed in the proceedings shall be strictly confidential.

15.	ORDER OF PRIORITY

15.1

In the event there are any contradictions or inconsistencies between the terms of this main document and any of the Appendices hereto, the Parties agree that the following order of priority shall apply:

(1)	This main document

(2)	Appendix 1, License Fee

(3)	Appendix 2, Template Financial Reporting

16.	NOTICES

All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of, this Parts Supply & License Agreement shall be sent to the following addresses and shall otherwise be sent in accordance with Section 12.3:

(a)	To Principal:

Polestar Automotive China Distribution Co., Ltd

Attention: [***]

Email: [***]

With a copy not constituting notice to:

Polestar Automotive China Distribution Co., Ltd

Attention: Legal Department

Email: legal@polestar.com

(b)	To Distributor:

Volvo Car Distribution (Shanghai) Co., Ltd

Attention: [***]

No. 1217, Dongfang Rd.

Shanghai

CN 200127, China

Email: [***]

Agreement No.: PS20-075

With a copy not constituting notice to:

Agreement No.: PS20-075

Volvo Car Distribution {Shanghai) Co., Ltd Attention: [***]

Email: [***]

[SIGNATURE PAGE FOLLOWS]

Agreement No.: PS20-075

This Parts Supply & License Agreement has been signed in 2 originals, of which the Parties have received 1 each.

POLESTAR AUTOMOTIVE CHINA DISTRIBUTION CO., LTD		VOLVO CAR DISTRIBUTION (SHANGHAI) CO., LTD

By:	/s/ signed by Company seal	By:	/s/ signed by Company seal
Printer Name:		Printer Name:
Title:		Title:
Date:	2021.11.22	Date:	2021.11.22

By:		By:
Printed Name:		Printed Name:
Title:		Title:
Date:		Date:

Agreement No.: PS20-075

PARTS SUPPLY AND LICENSE AGREEMENT

POLESTAR AFTERMARKET PARTS AND ACCESSORIES

APPENDIX 1—LICENSE FEE

1.	GENERAL

1.1

This Appendix 1 is a part of the Parts Supply & License Agreement executed between Distributor and Principal. This Appendix 1 describes the model for calculating the License Fee agreed between the Parties.

2.	DEFINITIONS

2.1

Any capitalized terms used but not specifically defined herein shall have the meanings set out for such terms in this Parts Supply & License Agreement. In addition, the capitalized terms set out below in this Section 2 shall for the purposes of this Appendix 1 have the meanings described herein. All capitalized terms in singular in the list of definitions shall have the same meaning in plural and vice versa.

2.2

Actual Total Parts Profit means the total actual net profit earned by the Distributor and its Affiliates on sale of Polestar Aftermarket Parts and Polestar Accessories in the Territory calculated according to what is set forth in section 3.3 below.

2.3

Cost of Capital means the calculated capital cost incurred by Distributor for keeping Polestar Aftermarket Parts and Polestar Accessories in inventory calculated based on the average inventory value of Polestar Aftermarket Parts and Polestar Accessories.

2.4

Cost of Goods sold (COGS) means the standard cost for the Polestar Aftermarket Parts and Polestar Accessories paid by the Distributor to the supplier from which the Polestar Aftermarket Parts and Polestar Accessories is purchased.

2.5

Distribution Profit means the net profit which is considered as an arm’s length compensation to the Distributor under this Parts Supply & License Agreement calculated according to what is set-forth in Sections 3.1-3.2 below.

2.6	Gross Revenue means the income generated by the Distributor and its Affiliates from sale of Polestar Aftermarket Parts and Polestar Accessories within the Territory.

2.7	Net Revenue means the Gross Revenue less discounts and bonuses offered by the Distributor to its dealer network.

2.8	Total Cost means the total sum of COGS, selling expenses and operating expenses incurred by the Distributor calculated according to what is set forth in Section 3.3 below.

3.	LICENSE FEE CALCULATION MODEL

3.1

The total License Fee payable by the Distributor under this Parts Supply & License Agreement will be established on an arm’s length basis and should be set in order for the Distributor to earn an arm’s length Distribution Profit for the Distribution activities performed by the Distributor according to this Parts Supply & License Agreement. The License Fee should be calculated as the difference between the Actual Total Parts Profit and the Distribution Profit.

Agreement No.: PS20-075

3.2	The Distribution Profit should be established according to what is set forth below:

The Parties have agreed that the Distribution Profit should be established by applying the Transactional Net Margin Method (“TNMM”) and applying the operating margin achieved by comparable uncontrolled distribution companies performing substantially the same functions and assuming substantially the same risks as are performed and assumed by the Distributor.

The Parties have agreed that the Distribution Profit shall be [***] of Net Revenue. The level of the Distribution Profit shall be reviewed and agreed between the Parties on a yearly basis based on the latest comparable benchmarks. If the agreed Distribution Profit level of [***] is within full range of applicable benchmarks, no adjustment should be made. In the event that an adjustment is required, the Parties shall in good faith negotiate a new arm’s length Distribution Profit level.

3.3	The Actual Total Parts Profit should be established using the following formula (and as further outlined in the table below):

Actual Total Parts Profit= Net Revenue minus Total Cost

For the purpose of calculating the Total Cost the selling expenses and operating expenses will be calculated as a percentage of net revenue as further set forth in section 3.5 below. The applicable percentages should be reviewed and agreed in writing between the Parties at least on an annual basis, or if and when requested by a Party.

3.4

Extraordinary costs that occurs related to Polestar Aftermarket Parts or Polestar Accessories which are not part of the ordinary daily operation, shall be borne as an Operating Expense, as shown in the table in Section 3.5, by Principal when they occur.

Examples of such cost are, but not limited to, scrapping of obsolete material, premium freight not caused by Distributor acting negligent, activities related to severely damaged HV-batteries, etc,

[The remainder of this page is intentionally left blank.]

Agreement No.: PS20-075

3.5	The monthly License Fee calculation model is further outlined in the example below:

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OocuSlgn Envelope 10: 208B944S..B78E—4043·A081-3120603E4F65

Agreement No. PS20-07S

Parts Profit Sharing Model. Volvo—Polestar

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